UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/02/2008

CROWN MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30700

Delaware	84-1524410
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12700 Ventura Boulevard,
Suite 200,
Studio City, California 91604
(Address of principal executive offices, including zip code)

(818) 755-2400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

See Item 2.03.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 2, 2008, Crown Media Holdings, Inc. entered into an agreement with the National Interfaith Cable Coalition ("NICC") regarding termination of any right of NICC to compel Crown Media Holdings to buy all of the outstanding shares of Class A common stock owned by NICC and NICC's subsidiary VISN Management Corp. ("VMC") at the then current market value. The put right arose under our settlement agreement dated December 1, 2005, and NICC purportedly exercised the put right on October 29, 2007. (Crown Media Holdings informed NICC that, as a result of negotiations, Crown Media Holdings had a binding agreement with NICC which negated the put right and addressed various other matters.) The January 2008 agreement also covers other aspects of Crown Media Holdings' relationship with NICC.

The January 2008 agreement (which refers to Crown Media Holdings and Crown Media United States, LLC jointly as Crown) provided for the following:

-        The put described above was terminated, and the purported exercise of the put was waived.

-        Crown will provide to NICC for two years ending December 31, 2009 the use of a two-hour time period each Sunday morning for programming by NICC and NICC shall retain any advertising revenue from such time period. Neither NICC nor Crown makes any payment regarding this time period or the programming.

-        NICC voluntarily relinquished its right to designate one director on Crown Media Holdings' Board of Directors, effective with the resignation of its designee on December 19, 2007.

-        In settlement of a claim of NICC for $15,000,000 in the event of a change of control, Crown will pay NICC the total amount of $3,750,000 in three installments of $1,250,000 each on January 20, 2008, January 20, 2009 and January 20, 2010. If there is a change of control, Crown will pay the remaining unpaid installments at that time.

-        At the request of VMC, Crown will replace the preferred interest in Crown Media United States held by NICC/VMC with two promissory notes of Crown. One note will be issued to VMC, and the other note will be issued to a not-for-profit corporation designated by VMC. These notes, if issued, would together involve the same face amount, quarterly payment of interests and mandatory redemption terms as the preferred interest. If the preferred interest is not exchanged for notes, Crown will redeem the preferred interest as set forth in the Company Agreement of Crown Media United States and will continue payments on the preferred interest at 6% per annum.

-        To the extent required by the stockholders agreement of HEIC, Crown will consent, and obtain the consent of HEIC, for VMC to assign its ownership of HEIC shares to a non-profit corporation designated by VMC or to NICC. The shares will continue to be subject to the HEIC Stockholders Agreement.

-        Deferred payments and shared advertising revenue due on December 31, 2007 or January 30, 2008 under the December 2005 agreement continue to be payable at approximately the same times.

-        Except as provided or referenced in the January 2008 agreement, the terms and conditions of the following prior agreements between or among the parties to the January 2008 agreement were superseded: the Company Agreement of Crown Media United States and the settlement agreement of December 1, 2005. The Stockholders Agreement is modified to the extent provided in the January 2008 agreement. In addition, the parties provided mutual releases.

Crown Media Holdings has issued a press release regarding the new agreement, and a copy of such press release is an exhibit to this Report.

Item 9.01.    Financial Statements and Exhibits

(d)        A list of exhibits filed herewith is contained on the Exhibit Index, which immediately precedes such exhibits and is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.

Date: January 03, 2008	By:	/s/ Charles L. Stanford
Charles L. Stanford
EVP, Legal & Business Affairs, General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated January 3, 2008, regarding agreement with National Interfaith Cable Coalition.